As filed with the Securities and Exchange Commission on December 11, 2008.
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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RC2 CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
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Delaware	36-4088307
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1111 West 22nd Street
Suite 320
Oak Brook, Illinois 60523
 (630) 573-7200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

CURTIS W. STOELTING
Chief Executive Officer
RC2 Corporation
1111 West 22nd Street
Suite 320
Oak Brook, Illinois 60523
Telephone (630) 573-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

James M. Bedore, Esq. Reinhart Boerner Van Deuren s.c. 1000 North Water Street, Suite 1700 Milwaukee, Wisconsin 53202 (414) 298-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the Registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

       Large Accelerated Filer ☒                                                                                                               Accelerated Filer ☐

       Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)                                Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	$100,000,000		$100,000,000	$3,930

(1) Omitted pursuant to General Instruction II.D. of Form S-3. The proposed maximum offering price per class of security registered will be determined from time to time by RC2 Corporation in connection with, and at the time of, the issuance by RC2 Corporation of the securities registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The maximum aggregate offering price of the securities to be registered will not exceed $100,000,000.
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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective.  This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Prospectus

Subject To Completion, December 11, 2008

LOGO

$100,000,000

RC2 Corporation
Common Stock
____________________

We may offer from time to time to sell shares of our common stock.  The aggregate offering price of our shares of common stock sold under this prospectus will not exceed $100,000,000.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "RCRC."  On December 9, 2008 the closing price of our common stock was $10.41.

You should carefully review "Risk Factors" beginning on page 2 for a discussion of the risks you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________

December 11, 2008

ABOUT THIS PROSPECTUS

          This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a "shelf" registration process. Under this shelf registration process, we may offer to sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under "Where You Can Find More Information About Us."

          We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

ABOUT RC2 CORPORATION

We are a leading designer, producer and marketer of innovative, high-quality toys, collectibles and infant and toddler products.  Our leadership position is measured by sales and brand recognition.  Our infant, toddler and preschool products are marketed under our Learning Curve® family of brands, which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street.  We market our youth and adult products primarily under the Johnny Lightning® and Ertl® brands.  We reach our target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia and Asia Pacific.

We market a significant portion of our products with licenses from other parties.  A significant element of our strategy depends on our ability to identify and obtain licenses for recognizable and respected brands and properties.  Our licenses reinforce our brands and establish our products' authenticity, credibility and quality with consumers, and in some cases, provide for new product development opportunities and expanded distribution channels.  Our licenses are limited in scope and duration and authorize the sale of specific licensed products, generally on a nonexclusive basis. We have entered into agreements to license such properties from, among others, Disney Consumer Products, Inc. (including Disney characters such as Winnie the Pooh), HIT Entertainment (relating to its Thomas & Friends and Bob the Builder properties),  MTV Networks relating to its Nickelodeon properties (including Dora the Explorer, Go Diego Go!, The Backyardigans, Blues Clues and SpongeBob SquarePants), Sesame Workshop (relating to its Sesame Street properties), The American National Red Cross, Lamaze International, Inc., and John Deere Shared Services, Inc.

We market our products through multiple channels of distribution in order to maximize our sales opportunities for our broad product offering.  Products with lower price points are generally sold in chain retailer channels and higher-priced products are typically sold in hobby, collector and independent toy stores, and through wholesalers and original equipment manufacturers (OEMs).  We believe we have a leading position in multiple distribution channels and that this position extends the reach of our products to consumers and mitigates the risk of concentration by channel or customer.

We are a Delaware corporation that was originally formed in April 1996 as a holding company to combine the domestic operations of a privately held Illinois corporation formed in 1989 and the foreign operations of four affiliated foreign corporations.  We were originally named Collectible Champions, Inc.  In 1997, we changed our name to Racing Champions Corporation before our initial public offering.  In 2002, we changed our name to Racing Champions Ertl Corporation to reflect our integration of the business of The Ertl Company, Inc.  In 2003, following our acquisition of Learning Curve International, Inc., we changed our name to RC2 Corporation.

Our principal executive offices are located at 1111 West 22nd Street, Suite 320, Oak Brook, Illinois 60523 and our telephone number is (630) 573-7200.  We maintain our corporate web site at www.rc2.com.  Information on our web site is not part of this prospectus.

RISK FACTORS

Before purchasing any of our securities offered by this prospectus or a prospectus supplement, you should carefully consider the following risk factors and the other information contained in or incorporated by reference into this prospectus.

Competition for licenses could increase our licensing costs or limit our ability to market products.

We market a significant portion of our products with licenses from other parties.  These licenses are limited in scope and duration, and generally authorize the sale of specific licensed products on a nonexclusive basis.

Our license agreements often require us to make minimum guaranteed royalty payments that may exceed the amount we are able to generate from actual sales of the licensed products.

We have entered into separate license agreements with HIT Entertainment for the license of the Take Along Thomas & Friends die-cast product line, which expires at the end of 2009, and for the license of the Thomas & Friends Wooden Railway product line, which expires at the end of 2012. Both of these license agreements provide for a six month sell-off period following expiration of the license.  For the year ended December 31, 2007, net sales of our products under each of these license agreements for the licensed properties of Thomas & Friends accounted for over ten percent of our total net sales.  We are making plans for new preschool products which we believe will replace, in future years, the sales volume related to the Take Along Thomas & Friends die-cast product line.

Our license agreements have terms generally of two to three years.  During 2009, several other license agreements in connection with several other key licensed properties, including licenses for certain Nickelodeon, Bob the Builder and Disney infant products, are scheduled to expire.  Competition for licenses could require us to pay licensors higher royalties and higher minimum guaranteed payments in order to obtain or retain attractive licenses, which could increase our expenses.  In addition, licenses granted to other parties, whether or not exclusive, could limit our ability to market products, including products we currently market, which could cause our net sales and profitability to decline. Any termination of or failure to renew our significant licenses, or inability to develop and enter into new licenses, could limit our ability to market our products or develop new products and reduce our net sales and profitability.

Our new credit agreement contains more restrictive debt covenants and payment terms and reduces our borrowing capacity, all of which may adversely affect our business, reduce our profitability and increase the risk of a default under the credit agreement.

On November 3, 2008, we entered into a new $145.0 million senior credit facility to replace our previous facility.  The credit agreement for the new credit facility includes more restrictive debt covenants than the previous credit agreement, including more restrictive financial covenants and limits on our ability to repurchase shares of our common stock.  Moreover, in certain circumstances the new credit facility may limit our ability to make acquisitions.  The new credit agreement also increases the applicable margins for the interest rates on outstanding borrowings under the new credit facility, which may increase our interest expense and reduce our profitability.

The new credit agreement contains a clean down provision that limits the maximum amount of borrowings under the revolving line of credit for a period of 60 consecutive days in the first four calendar months of each of 2009, 2010 and 2011.  The revolving line of credit borrowing limit under the clean down provision for the first four calendar months of 2009 will be $30.0 million.  We had $55.0 million outstanding under our revolving line of credit as of November 3, 2008.  We will also need to begin making payments of principal at a rate of $3.8 million per quarter on the term loan beginning on March 31, 2009.  If we do not have sufficient cash flows from operations to reduce the outstanding borrowings under the revolving line of credit to comply with the clean down provision and to make payments of principal under the term loan, we may need to seek additional debt or equity financing to avoid a default under the credit agreement.  Such financing, if needed, may not be available on terms acceptable to us, if at all, or may dilute or otherwise adversely affect the interests of our stockholders.

The effect of the clean down provision, together with the reduction of borrowing capacity from $175.0 million under the previous credit facility to $145.0 million under the new credit facility, may reduce our access to working capital, which may adversely affect our business and our profitability.

Product recalls or claims relating to the use of our products could increase our costs and harm our reputation and our relationship with retailers and licensors.

            Because we sell infant and toddler products, toys and collectibles to consumers, we face product liability risks relating to the use of our products.  We also must comply with a variety of product safety and product testing regulations.  During 2008, the Consumer Product Safety Improvement Act was enacted.  As a result, the Consumer Product Safety Commission is adopting new regulations for safety and product testing that applies to principally all of our products.  These new regulations significantly tighten the regulatory requirements governing the manufacture and sale of children's products and also increase the potential penalties for noncompliance with applicable regulations. If we fail to comply with these regulations or if we face product liability claims, we may be subject to damage awards or settlement costs that exceed our insurance coverage, and we may incur significant costs in complying with recall requirements.  Product recalls may harm our reputation and consumer acceptance of the affected products or our other products, which may have an adverse effect on our net sales.  The recalls may also harm our relationships with our retail customers, including the willingness of those customers to purchase and provide shelf space for our products and to support retailer driven promotions and advertising for our products. In addition, substantially all of our licenses give the licensor the right to terminate, under certain circumstances, if any products marketed under the license are subject to a product liability claim, recall or similar violations of product safety regulations, or if we breach covenants relating to the safety of the products or their compliance with product safety regulations. A termination of a license could adversely affect our net sales.  Even if a product liability claim is without merit, the claim could harm our reputation and divert management's attention and resources from our business.

During 2007, we conducted voluntary recalls of certain of our products.  As a result of these recalls, we incurred charges related to these recalls, which charges included inventory return costs, consumer product replacement costs, and shipping costs, as well as donations, notice charges, claims administration and legal fees related to the settlement of the class action lawsuits stemming from the recalls, and we expensed as incurred other related legal and professional fees.  Additionally, we made a cash payment to the licensor of the products that were recalled in connection with obtaining a release from indemnification claims.  The charges and expenses we have incurred relating to our recalls may increase based on the amount of inventory of affected products at retailers, the amount of affected products that may be returned by consumers and the cost of providing replacement products to consumers and retailers.  In addition, we may incur additional costs, such as settlements with regulatory agencies, or charges for litigation relating to the recalls, including the possibility of potential new claims or litigation.  Any such additional charges or costs relating to the recalls may reduce our net sales and profitability.

Impairment charges could reduce our profitability.

In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," we test goodwill and our other intangible assets with indefinite useful lives for impairment on an annual basis or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value.  We conduct testing for impairment during the fourth quarter of our fiscal year.  At December 31, 2007, we had aggregate goodwill and other intangible assets of approximately $344.5 million, or approximately 53% of our total assets.  Various uncertainties, including changes in consumer preferences, deterioration in the political environment, continued adverse conditions in the capital markets or changes in general economic conditions, could impact the expected cash flows to be generated by an intangible asset or group of intangible assets, and may result in an impairment of those assets.  Additionally, a prolonged continuation of decreases in our market capitalization, based on the trading value of our stock being less than our book value, may indicate an impairment of those assets.   Although such an impairment charge would be a non-cash expense, any impairment or change in the useful lives of the intangible assets could materially increase our expenses and reduce our profitability.  If we are required to record an impairment charge, the charge could affect our compliance with the debt covenants in our new credit facility.  Additionally, should we violate a covenant under our new credit facility, the cost of obtaining an amendment or waiver could be significant, or the lenders could be unwilling to provide a waiver or agree to an amendment.

Our net sales and profitability depend on our ability to continue to conceive, design and market products that appeal to consumers.

           The introduction of new products is critical in our industry and to our growth strategy.  Our business depends on our ability to continue to conceive, design and market new products and upon continuing market acceptance of our product offerings.  Rapidly changing consumer preferences and trends make it difficult to predict how long consumer demand for our existing products will continue or what new products will be successful.  In addition, the trend of children "getting older younger", where children are losing interest in traditional toys and games at younger ages, may increase the pace of change of consumer preferences that affect the demand for our products.  As a result of this trend, at younger and younger ages, our toys compete with the offerings of video game suppliers, consumer electronics companies and other businesses outside of the traditional toy industry.  Our current products may not continue to be popular or new products that we introduce may not achieve adequate consumer acceptance for us to recover development, manufacturing, marketing and other costs.  A decline in consumer demand for our products, our failure to develop new products on a timely basis in anticipation of changing consumer preferences or the failure of our new products to achieve and sustain consumer acceptance could reduce our net sales and profitability.

Increases in the cost of raw materials, labor and other costs used to manufacture our products could increase our cost of sales and reduce our gross margins.

Since our products are manufactured by third-party suppliers, we do not directly purchase the raw materials used to manufacture our products.  However, the prices we pay our suppliers may increase if their raw materials, labor or other costs increase.  We may not be able to pass along such price increases to our customers.  As a result, an increase in the cost of raw materials, labor or other costs associated with the manufacturing of our products could increase our cost of sales and reduce our gross margins.  For example, an increase in the price of zinc and resins, key raw materials in many of our products, and increased costs in China, primarily for labor, reduced our gross margins in 2006, 2007 and 2008 and may continue to reduce our gross margins in 2009.

 Competition in our markets could reduce our net sales and profitability.

We operate in highly competitive markets.  We compete with several large domestic and foreign companies such as Mattel, Inc. and Hasbro, Inc., with private label products sold by many of our retail customers and with other producers of toys, collectibles and infant and toddler products.  Many of our competitors have longer operating histories, greater brand recognition, and greater financial, technical, marketing and other resources than we have.  In addition, we may face competition from new participants in our markets because the collectible, toy, and infant and toddler product industries have limited barriers to entry.  We experience price competition for our products, competition for shelf space at retailers and competition for licenses, all of which may increase in the future.  If we cannot compete successfully in the future, our net sales and profitability will likely decline.

We may experience difficulties in integrating strategic acquisitions.

As part of our growth strategy, we intend to pursue acquisitions that are consistent with our mission and enable us to leverage our competitive strengths.  We acquired Learning Curve International, Inc. (Learning Curve) and certain of its affiliates (collectively, LCI) effective February 28, 2003, Playing Mantis, Inc. (PM) effective June 1, 2004, The First Years Inc. (TFY) effective September 15, 2004, Angels Landing, Inc. (Angels Landing) effective May 24, 2007, and Mother's Intuition Inc. (MI) effective November 30, 2007.  The integration of acquired companies and their operations into our operations involves a number of risks, including:

●	the acquired business may experience losses that could adversely affect our profitability;
●	unanticipated costs relating to the integration of acquired businesses may increase our expenses;
●	possible failure to obtain any necessary consents to the transfer of licenses or other agreements of the acquired company;

●	possible failure to maintain customer, licensor and other relationships after the closing of the transaction of the acquired company;
●	difficulties in achieving planned cost-savings and synergies may increase our expenses or decrease our net sales;
●	diversion of management's attention could impair their ability to effectively manage our business operations; and
●	unanticipated management or operational problems or liabilities may adversely affect our profitability and financial condition.

Additionally, to finance our strategic acquisitions, we have borrowed funds under our credit facility and we may borrow additional funds to complete future acquisitions.  Our new credit agreement may limit our ability to make acquisitions.  This debt leverage could adversely affect our profit margins and limit our ability to capitalize on future business opportunities.  All of our borrowing capacity is also subject to fluctuations in interest rates.

We depend on the continuing willingness of chain retailers to purchase and provide shelf space for our products.

In 2007, approximately 68.3% of our net sales were to chain retailers.  Our success depends upon the continuing willingness of these retailers to purchase and provide shelf space for our products.  We do not have long-term contracts with our customers.  In addition, our access to shelf space at retailers may be reduced by store closings, stricter requirements for children's products by retailers that we may not be able to meet, consolidation among these retailers and competition from other products.  An adverse change in our relationship with or the financial viability of one or more of our customers could reduce our net sales and profitability.

Uncertainty and adverse changes in the general economic conditions may negatively affect our business.

If the recent decline in general economic conditions in the United States and other markets in which we operate continues, or if consumers fear that economic conditions will continue to decline, consumers may reduce expenditures for products such as our products.  Adverse changes may occur as a result of adverse global or regional economic conditions, fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally. These changes may negatively affect the sales of our products, increase exposure to losses from bad debts, increase the cost and decrease the availability of financing, increase the risk of loss on investments, or increase costs associated with producing and distributing our products.  Additionally, our business is seasonal and, as a result, customers accounts receivable are generally highest during the fourth quarter, which coincides with the recent decline in general economic conditions, further increasing the exposure to losses from bad debts.

We may not be able to collect outstanding accounts receivable from our major retail customers.

Many of our retail customers generally purchase large quantities of our products on credit, which may cause a concentration of accounts receivable among some of our largest customers.  Our profitability or liquidity may be harmed if one or more of our largest customers were unable or unwilling to pay these accounts receivable when due or demand credits or other concessions for products they are unable to sell.  We maintain credit insurance for some of our major customers, and the amount of this insurance generally does not cover the total amount of the accounts receivable.  At December 31, 2006 and 2007, our credit insurance covered 6.3% and 7.9%, respectively, of our gross accounts receivable.  Insurance coverage for future sales is subject to reduction or cancellation.

We rely on a limited number of foreign suppliers in China to manufacture a majority of our products.

We rely on six third-party, dedicated suppliers in China to manufacture a significant portion of our products in six factories, three of which are located in close proximity to each other in the RC2 Industrial Zone manufacturing complex in China.  Our China-based product sourcing accounted for 88.2% of our product purchases in 2007.  Third-party, dedicated suppliers who manufacture only our products accounted for 40.3% of our China-based product purchases in 2007.  We enter into purchase orders with our foreign suppliers and generally do not enter into long-term contracts.  Because we rely on these suppliers for flexible production and have integrated these suppliers with our development and engineering teams, if these suppliers do not continue to manufacture our products exclusively, our product sourcing would be adversely affected.  Difficulties encountered by these suppliers, such as fire, accident, natural disaster or an outbreak of a contagious disease at one or more of their facilities, could halt or disrupt production at the affected facilities, delay the completion of orders, cause the cancellation of orders, delay the introduction of new products or cause us to miss a selling season applicable to some of our products.  Any of these risks could increase our expenses or reduce our net sales.

Currency exchange rate fluctuations could increase our expenses.

Our net sales are primarily denominated in U.S. dollars, with 19.4% of our net sales in 2007 denominated in British pounds sterling, Australian dollars, Euros or Canadian dollars.  Our purchases of finished goods from Chinese manufacturers are primarily denominated in Hong Kong dollars.  Expenses for these manufacturers are primarily denominated in Chinese Renminbi.  As a result, any material increase in the value of the Hong Kong dollar or the Renminbi relative to the U.S. dollar would increase our expenses, and therefore, could adversely affect our profitability.  We are also subject to exchange rate risk relating to transfers of funds or other transactions denominated in British pounds sterling, Australian dollars, Canadian dollars or Euros from our foreign subsidiaries to the United States.  Historically, we have not hedged our foreign currency risk.

Because we rely on foreign suppliers and we sell products in foreign markets, we are susceptible to numerous international business risks that could increase our costs or disrupt the supply of our products.

Our international operations subject us to risks, including:

●	economic and political instability;
●	restrictive actions by foreign governments;
●	greater difficulty enforcing intellectual property rights and weaker laws protecting intellectual property rights;
●	changes in import duties or import or export restrictions;
●	timely shipping of product and unloading of product through West Coast ports, as well as timely rail/truck delivery to our warehouses and/or a customer's warehouse;
●	complications in complying with the laws and policies of the United States affecting the importation of goods, including duties, quotas and taxes; and
●	complications in complying with trade and foreign tax laws.

Any of these risks could disrupt the supply of our products or increase our expenses.  The cost of compliance with trade and foreign tax laws increases our expenses, and actual or alleged violations of such laws could result in enforcement actions or financial penalties that could result in substantial costs.

Trademark infringement or other intellectual property claims relating to our products could increase our costs.

            Our industry is characterized by frequent litigation regarding trademark and patent infringement and other intellectual property rights.  We are and have been a defendant in trademark and patent infringement claims and claims of breach of license from time to time, and we may continue to be subject to such claims in the future.  The defense of intellectual property litigation is both costly and disruptive of the time and resources of our management even if the claim is without merit.  We also may be required to pay substantial damages or settlement costs to resolve intellectual property litigation.

Sales of our products are seasonal, which causes our operating results to vary from quarter to quarter.

Sales of our products are seasonal.  Historically, our net sales and profitability have peaked in the third and fourth quarters due to the holiday season buying patterns.  Seasonal variations in operating results may cause us to increase our debt levels and interest expense in the second and third quarters.

The trading price of our common stock has been volatile, and investors in our common stock may experience substantial losses.

The trading price of our common stock has been volatile and may become volatile again in the future.  The trading price of our common stock could decline or fluctuate in response to a variety of factors, including:

●	our failure to meet the performance estimates of securities analysts;
●	changes in financial estimates of our net sales and operating results or buy/sell recommendations by securities analysts;
●	the timing of announcements by us or our competitors concerning significant product developments, acquisitions or financial performance;
●	fluctuation in our quarterly operating results;
●	substantial sales of our common stock;
●	general stock market conditions; or
●	other economic or external factors.

You may be unable to sell your stock at or above your purchase price.

We may face future securities class action lawsuits that could require us to pay damages or settlement costs and otherwise harm our business.

Future volatility in the price of our common stock may result in securities class action lawsuits against us, which may require that we pay substantial damages or settlement costs in excess of our insurance coverage and incur substantial legal costs, and which may divert management's attention and resources from our business.

Various restrictions in our charter documents, Delaware law and our credit agreement could prevent or delay a change in control of us that is not supported by our board of directors.

We are subject to a number of provisions in our charter documents, Delaware law and our credit agreement that may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable.  These anti-takeover provisions include:

●	advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings;

●
covenants in our credit agreement restricting mergers, asset sales and similar transactions and a provision in our credit agreement that triggers an event of default upon the acquisition by a person or a group of persons of beneficial ownership of 33 1/3% or more of our outstanding common stock; and

●	the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law.

Section 203 of the Delaware General Corporation Law prohibits a merger, consolidation, asset sale or other similar business combination between RC2 and any stockholder of 15% or more of our voting stock for a period of three years after the stockholder acquires 15% or more of our voting stock, unless (1) the transaction is approved by our board of directors before the stockholder acquires 15% or more of our voting stock, (2) upon completing the transaction the stockholder owns at least 85% of our voting stock outstanding at the commencement of the transaction, or (3) the transaction is approved by our board of directors and the holders of 66 2/3% of our voting stock, excluding shares of our voting stock owned by the stockholder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, an accompanying prospectus supplement and the documents that are incorporated by reference may contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements by words such as "anticipate," "believe," "could," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or the negative of those terms or other words of similar meaning.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  You should read statements that contain these words carefully because they discuss our future expectations or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements.  Before you invest in the securities, you should be aware that the occurrence of the events described under the caption "Risk Factors" and elsewhere in this prospectus, an accompanying prospectus supplement and in the information incorporated by reference, could have an adverse effect on our business, results of operations and financial condition.  The forward-looking statements contained or incorporated by reference in this prospectus or an accompanying prospectus supplement relate only to circumstances as of the date on which the statements are made.

USE OF PROCEEDS

   Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing capital expenditures and acquisitions. We will set forth in the particular prospectus supplement our intended use for the net proceeds we receive from the sale of our securities under such prospectus supplement. Pending the uses described above, we plan to invest the net proceeds of this offering in short- and medium-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, or certificate of incorporation, and Amended and Restated By-Laws, or by-laws, copies of which are on file with the Commission as exhibits to periodic reports previously filed by us. See "Where You Can Find More Information About Us."

Each prospectus supplement for the offer of shares of our common stock will set forth the number of shares offered, the public offering price, information regarding our dividend history and common stock prices as reflected on the NASDAQ Global Select Market or other exchange that the common stock is then listed, including a recent reported last sale price of the common stock.

            Our authorized common stock consists of 28,000,000 shares of common stock, par value $0.01 per share.  At December 1, 2008, we had 17,245,074 shares of our common stock outstanding and held of record by 134 stockholders.  In addition, at December 1, 2008, options to purchase an aggregate of 1,929,142 shares of our common stock were outstanding.

   All shares of our common stock currently outstanding are, and the shares of common stock offered by this prospectus will, when issued, be validly issued and fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

The following description of our common stock and certain provisions of our certificate of incorporation and by-laws are summaries and are not complete. You should carefully review the provisions of our certificate of incorporation and by-laws and appropriate provisions of the Delaware General Corporation Law.

Voting

   Holders of our common stock are entitled to one vote per share and vote together as a single class, except where a separate class vote is required under Delaware law.

Dividends

   The terms of our current credit agreement restrict payment of cash dividends.  Additionally, any indentures for debt securities issued in the future and any credit agreements entered into in the future may restrict or prohibit the payment of cash dividends.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities separately or together:

●	through one or more underwriters or dealers in a public offering and sale by them;
●	through agents; and/or
●	directly to one or more purchasers.

We may distribute the securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;
●	at market prices prevailing at the time of sale;
●	at prices related to such prevailing market prices; or
●	at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect thereof.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

 The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CHARTER DOCUMENTS

Indemnification

Our directors and officers are entitled to statutory rights to be indemnified by us against litigation-related liabilities and expenses if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, except if a director or officer is determined by a court to be liable to us in a derivative action, then the director or officer is not entitled to be indemnified unless the court in which such action was brought determines in view of all of the circumstances of the case that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Our by-laws provide for mandatory indemnification of our directors and officers to the full extent of these statutory rights.  To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, the indemnification provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

●
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin.

EXPERTS

   KPMG LLP, independent registered public accounting firm, has audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance upon the report of KPMG LLP, given on their authority as experts in accounting and auditing.  The audit report covering the December 31, 2007 consolidated financial statements refers to the adoption of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB No. 109," effective January 1, 2007.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the Commission a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part. The rules and regulations of the Commission allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement or is incorporated into this registration statement by reference.

We file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information from the Public Reference Room of the Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the Commission. The address of that website is www.sec.gov.

The Commission allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

●	our annual report on Form 10-K for the year ended December 31, 2007;
●	our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;
●	our current reports on Form 8-K filed on May 12, 2008, June 26, 2008, September 16, 2008, October 1, 2008 and November 10, 2008; and
●	the description of our common stock contained in our registration statement on Form 8-A, filed on June 2, 1997, including any amendments or reports filed for the purpose of updating the description.

These documents may also be accessed on our website at www.rc2.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

 We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

RC2 Corporation
1111 West 22nd Street, Suite 320
Oak Brook, IL 60523
Attention: Secretary
(630) 573-7200

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14.          Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by RC2 Corporation in connection with the sale of the securities being registered hereby. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
SEC registration fee	$3,930
Printing expenses	$50,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$30,000
Miscellaneous expenses	$50,000
Total	$283,930
__________

The expenses listed above assume that all of the securities registered by this registration statement will be issued in one transaction.  If we issue the securities in more than one transaction, the expenses listed above may increase.

Item 15.          Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of RC2 Corporation (the "Company"), the Amended and Restated By-Laws of the Company (the "By-Laws") and the Delaware General Corporation Law ("DGCL").  This description is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws and the DGCL.

The Certificate of Incorporation provides that, to the full extent provided by law, a director will not be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director.  The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of section 174 of the DGCL or (iv) with respect to any transaction from which the director derived an improper personal benefit.

Under section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  With respect to actions by or in the right of the corporation as a derivative action, section 145 of the DGCL provides that a corporation may indemnify directors, officers and other persons as described above, except if such person has been adjudged to be liable to the corporation, unless the court in which such action or suit was brought determines in view of all of the circumstances of the case that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Article V of the By-Laws provides for the mandatory indemnification of directors, officers, employees or agents of the Company to the full extent permitted by the DGCL.  The By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with the Company, any By-Law or otherwise.

Section 145 of the DGCL permits and Article V of the By-Laws authorizes the Company to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Company would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of the DGCL, the Certificate of Incorporation or the By-Laws.

The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 16.          Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description
5.1	Opinion of Reinhart Boerner Van Deuren s.c.
23.1	Consent of KPMG LLP.

23.2	Consent of Reinhart Boerner Van Deuren s.c. (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included as part of the signature page hereof).

Item 17.          Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(c) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois on the 11th day of December, 2008.

RC2 CORPORATION

BY  /s/ Curtis W. Stoelting
       Curtis W. Stoelting, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Curtis W. Stoelting and Peter A. Nicholson, and each of them individually, his or her true and lawful attorney-in-fact, with power to act with or without the other and with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments or any abbreviated Registration Statement, and any amendments thereto, filed pursuant to Rule 462(b) under the Securities Act of 1933) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert E. Dods Robert E. Dods	Chairman of the Board, and Director	December 10, 2008
/s/ Curtis W. Stoelting Curtis W. Stoelting	Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2008
/s/ John S. Bakalar John S. Bakalar	Director	December 10, 2008
/s/ John J. Vosicky John J. Vosicky	Director	December 10, 2008
/s/ Paul E. Purcell Paul E. Purcell	Director	December 10, 2008
/s/ Daniel M. Wright Daniel M. Wright	Director	December 10, 2008

/s/ Thomas M. Collinger Thomas M. Collinger	Director	December 10, 2008
/s/ Michael J. Merriman, Jr. Michael J. Merriman, Jr.	Director	December 10, 2008
/s/ Linda A. Huett Linda A. Huett	Director	December 10, 2008
/s/ Peter J. Henseler Peter J. Henseler	Director	December 10, 2008
/s/ Peter A. Nicholson Peter A. Nicholson	Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2008